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                                                                    EXHIBIT 99.2

(PlanVista Logo)

PlanVista Corporation
P.O. Box 30216
Tampa, Florida 36607
(813) 287-2547

PRESS RELEASE


For more information, contact:                             FOR IMMEDIATE RELEASE
Don Schmeling, PlanVista Corporation
(813) 287-2547, ext. 2066

              PLANVISTA SOLUTIONS ANNOUNCES NEW CREDIT FACILITY AND
                          SIGNIFICANT REDUCTION OF DEBT

TAMPA, FL -- January 23, 2002 -- PlanVista Corporation (NYSE:PVC) announced today that it has agreed to terms for a new credit facility with its existing lending group and a bank restructure, resulting in a significant reduction of its debt. The Company expects the credit facility and restructure to take effect within thirty (30) days, subject to documentation satisfactory to lenders and agreements with other noteholders. This transaction will strengthen PlanVista Solutions' position as an industry leader in medical cost containment and provides greater financial and operating flexibility.

The new credit facility has a term of two years and is subject to interest at prime plus 1%, with monthly payments of interest commencing in the first quarter of 2002 and nominal quarterly amortization of principal commencing in June 2002. Under the terms of the restructure agreement, PlanVista Solutions will exchange approximately $28.6 million of bank debt for equity in the form of convertible preferred securities that cannot be exercised until 18 months after closing the transaction. In connection with the debt restructure, an existing non-bank subordinated note in the amount of $5 million will automatically convert into common equity. Company management indicated that, as of closing, its total debt is expected to be $40-45 million, which is approximately half of its debt as of 2001 year end.

According to PVC Chairman and Chief Executive Officer Phillip S. Dingle, "This is a milestone in our strategic turnaround program, as we have now completed our divestiture and restructure activities. The support represented by our lending group's commitment will allow us to build upon a solid foundation with a strengthened balance sheet and significantly reduced debt, and will eliminate uncertainty about PlanVista Solutions. It also allows us to focus on executing our business plan, growing revenues, and continuing to improve operating results. Equally important, from our shareholders' perspective, the proposed restructure does not cause immediate dilution or damage our value proposition."

Dingle added, "Whereas the competition used our balance sheet against us during 2001, we have now leveled the playing field. The competitive advantage we maintain by and through our superior products and services, technology, and work force make this a good day for PlanVista."


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Company management indicated that it will initiate efforts to redeem the preferred securities within 6-9 months. If the securities are not redeemed within 18 months, their provisions will allow the holders thereof to acquire 51% of the Company utilizing a conversion rate of not less than $1.80 per share. The amount of the conversion and conversion rate may increase on or before closing.

The Company expects to file an 8K containing additional restructure terms which, among other things, provide that holders of the preferred stock will be entitled to receive dividends at a rate per annum equal to 10% during the first year and 12% thereafter, in each case compounded and payable quarterly in additional preferred stock (i.e., "pay-in-kind" or "PIK") issued at the same conversion rate. Preferred shareholders will also acquire representation on PVC's Board of Directors and can initially appoint three out of seven directors. If the Company fails to achieve certain agreed upon quarterly performance benchmarks, experiences a payment default on the remaining bank debt, or fails to redeem the preferred stock within 18 months, preferred shareholders may appoint four of the seven directors and will be given the right to participate in shareholder votes as if their shares were converted.

Company management indicated it will provide earnings guidance for 2002 and release its fourth quarter 2001 financial results on February 19, 2002.

PlanVista Solutions is a leading health care technology and product development company, providing medical cost containment for health care payers and providers through one of the nation's largest independently owned full-service preferred provider organizations. PlanVista Solutions provides network access, electronic claims repricing, and claims and data management services to health care payers and provider networks throughout the United States. Visit the company's website at www.planvista.com.

This press release, particularly the statements made by Mr. Dingle, includes forward-looking statements related to PlanVista that involve risks and uncertainties including, but not limited to, our ability to expand our client base; the success of our divestiture and diversification efforts; our ability to manage costs and reduce and restructure debt; changes in law; fluctuations in business conditions and the economy; and our ability to attract and retain key management personnel. These forward-looking statements are made in reliance on the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. For further information about these factors that could affect the Company's future results, please see the Company's filings with the Securities and Exchange Commission. Copies of these filings are available upon request from the Company's chief financial officer. Prospective investors are cautioned that forward-looking statements are not guarantees of future performance. Achieved results may differ materially from management expectations.

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